N E W S R E L E A S E
400 Chestnut Ridge Road
Woodcliff Lake, NJ 07677
201-930-3300

CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports Third Quarter 2007 GAAP Earnings of $0.36 Per Share; Adjusted Earnings of $0.75 Per Share
•	Strong Generic and Proprietary Revenue Growth
•	Stable Alliance and Development Revenue
•	$20 Million Increase in R&D Investment
Woodcliff Lake, NJ — November 8, 2007... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported net earnings of $38.9 million, or $0.36 per share, for the quarter ended September 30, 2007, compared to net earnings of $52.8 million, or $0.49 per share, for the same period last year. Revenues for the current quarter totaled $601 million, compared to $332 million for the same period last year. Adjusted earnings per share were $0.75 for the third quarter of 2007, compared to adjusted earnings per share of $0.87 in the prior year period. A reconciliation of GAAP-based earnings per share to adjusted earnings per share is presented in the table at the end of this press release.
For the nine months ended September 30, 2007, net earnings were $95.8 million, or $0.88 per share, compared to $211.1 million, or $1.95 per share, in the prior year period. Revenues for the first nine months of 2007 totaled $1.8 billion, compared to $1.0 billion for the same period last year. Adjusted earnings per share were $2.37 for the nine months ended September 30, 2007, compared to adjusted earnings per share of $2.64 in the prior year period.
“Strong performances by our U.S. generic and proprietary businesses drove a sound third quarter,” said Bruce L. Downey, Barr’s Chairman and Chief Executive Officer. “We delivered $77 million in revenue growth in U.S. generic sales, fueled by the inclusion of PLIVA’s product line and sales of Fentanyl Citrate, and $21 million in proprietary revenue growth primarily from sales of our Plan B® emergency contraceptive and Adderall® IR product. Outside of the U.S., our European and rest of world, or “ROW” markets, contributed $158 million in sales in the third quarter. Another highlight of the quarter was a $20 million increase in our investment in new product development for both U.S. and European markets.”
Revenues
Generic Product Sales
Sales of the Company’s generic products were $434 million for the third quarter of 2007, compared to $198 million in the prior year period. For the first nine months of 2007, generic product sales increased to $1.4 billion, compared to $620 million for the prior year period. A discussion of the Company’s generic product sales for the third quarter of 2007 compared to the prior year period is presented below.
U.S. Generic Sales
Sales of U.S. generic products totaled $275 million for the third quarter of 2007, compared to $198 million in the prior year period. The increase in sales is primarily related to the inclusion of sales from

PLIVA’s U.S. product line, including Azithromycin. These products are now being sold under the Barr label. The increase also reflects strong sales of Fentanyl Citrate, a generic version of ACTIQ® that we launched in late September 2006.
Sales of generic oral contraceptives, the Company’s largest single category of generic products, were $112 million for the third quarter of 2007, compared to $121 million in the prior year period. The $9 million decline is primarily related to decreased sales of Jolessa™, which the Company launched in September 2006.
Europe and Rest of the World (“ROW”) Generic Sales
Sales of generic products in Europe and the ROW through our PLIVA subsidiary were $158 million in the third quarter of 2007. Revenues were primarily driven by sales of PLIVA products in the key markets of Germany, Croatia, Poland and Russia. Prior to the Company’s acquisition of PLIVA in October 2006, Barr did not have any product sales in Europe or the ROW.
Proprietary Product Sales
The Company’s proprietary product sales were $125 million for the third quarter of 2007, compared to $103 million in the prior year period. For the first nine months of 2007, proprietary product sales were $316 million, compared to $294 million in the prior year period. For the third quarter and the nine months, the increase in proprietary sales was primarily attributable to higher sales of Plan B® Over-the-Counter/Rx and Adderall® IR, both of which were launched in the quarter ended December 31, 2006. During the nine months ended September 30, 2007, the Company’s SEASONIQUE product, which is promoted by its Women’s Healthcare Sales Force, also grew significantly. These increases more than offset lower sales of our SEASONALE® extended-cycle oral contraceptive, which faced generic competition in September 2006 following the expiration of three years of market exclusivity.
Alliance and Development Revenue
During the third quarter of 2007, the Company reported alliance and development revenue of $32 million, compared to $31 million in the prior year period. The slight increase for the quarter ended September 30, 2007 reflects an increase in reimbursement under the Shire agreement that was entered into in August 2006 and higher reimbursement from the Adenovirus agreement with the U.S. Department of Defense, which offset a decrease in income derived from the Company’s share of the profits from sales of fexofenadine hydrochloride tablets from Teva Pharmaceutical Industries Ltd.
For the first nine months of 2007, alliance and development revenue was $94 million, down from $97 million in the prior year period. The decrease for the nine months ended September 30, 2007 primarily reflects a decline in income derived from the Company’s share of the profits from sales of fexofenadine hydrochloride tablets.
Other Revenue
Other revenue primarily includes revenue from non-core operations acquired in connection with the PLIVA acquisition, including the diagnostic, disinfectants, dialysis and infusions business. Other revenue totaled $11 million for the third quarter of 2007 and $33 million for the first nine months of 2007.

Margins
Generic: Margins in the generic segment for the third quarter of 2007 and the first nine months of 2007 were 47% and 47%, respectively, compared to 67% and 66%, respectively, in the prior year periods. Generic margins for the quarter ended September 30, 2007 were negatively impacted by amortization costs arising from the PLIVA acquisition, as well as a higher proportion of sales of non-oral contraceptive generic products.
Proprietary: Margins in the proprietary segment for the third quarter of 2007 and the first nine months of 2007 were 76% and 73%, respectively, compared to 77% and 72%, respectively, in the prior year periods. Proprietary margins for the quarter ended September 30, 2007 decreased primarily due to change in product sales mix as compared to the prior year period.
Update on R&D Activities
Research and development investment totaled $60 million for the third quarter of 2007, compared to $40 million in the prior year period. R&D for the first nine months of 2007 totaled $187 million, compared to $114 million for the prior year period. The significant increases reflect greater investment in product development activities across the Company.
Generic Products
At September 30, 2007, the Company had approximately 70 Abbreviated New Drug Applications, including tentatively approved applications, pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $30 billion in sales. The Company also had approximately 275 product registrations, representing 85 molecules, pending with regulatory bodies in Europe and in the ROW.
During the third quarter of 2007, the Company received three generic product approvals in the U.S. from the FDA, including tentative approvals, and 20 approvals, representing 13 molecules, from regulatory bodies in Europe and in the ROW.
Proprietary Products
The Company currently has an extensive proprietary clinical development program that includes four products in Phase III studies and two New Drug Applications pending at the FDA.
Selling, General and Administrative
The Company’s SG&A expenses totaled $190 million during the third quarter of 2007, compared to $89 million in the prior year period. SG&A for the first nine months of 2007 totaled $557 million, compared to $271 million for the prior year period. SG&A for the three and nine months ended September 30, 2007 included charges of $7.3 million and $15.3 million, respectively, for litigation related to the Ovcon® oral contraceptive product.
The substantial increase in SG&A for the quarter and nine months ended September 30, 2007 is primarily attributable to the addition of PLIVA’s sales and marketing activities, including, but not limited to, the costs associated with approximately 1,400 sales representatives that PLIVA utilizes to promote branded generic products to physicians and pharmacists in many countries, and other general and administrative expenses associated with the Company’s worldwide operations.
Interest Expense/Income and Other Income
During the third quarter of 2007, the Company recorded $39 million of interest expense, almost all of which is related to interest on the $2.6 billion of debt incurred in connection with the PLIVA acquisition. The Company recorded $1 million of interest expense in the prior year period.
During the third quarter of 2007, interest income was $8 million, compared to $7 million in the prior year period. This increase was primarily related to higher interest rates and cash and marketable securities balances.
Other income in the third quarter of 2007 totaled $6 million, compared to a pre-tax charge of $43 million in the prior year period that was related to the decline in the fair value of the Company’s foreign currency option acquired in connection with its acquisition of PLIVA d.d.
Stock-Based Compensation
During the third quarter of 2007, the Company recorded stock-based compensation expenses of $7.9 million, or $0.05 per share. For the first nine months of 2007, the Company recorded stock-based compensation expenses of $23.4 million, or $0.14 per share. The impact for the quarter and the nine months ended September 30, 2007 is allocated among cost of sales, SG&A and R&D, and is reflected in the accompanying selected adjusted financial data chart.
Tax Rate
The Company’s tax rate for third quarter of 2007 was 24.4%, compared to 31.4% for the prior year period. For the first nine months of 2007, the tax rate was 32.1%, compared to 34.1% for the prior year period. The tax rates for the three and nine months ended September 30, 2007 include a one-time $9.6 million benefit from a reduction in deferred income taxes as a result of Germany’s enactment of a lower corporate income tax rate.
Balance Sheet
The Company’s cash, cash equivalents and marketable securities totaled approximately $503 million and its debt totaled $2.15 billion at September 30, 2007. During the quarter ended September 30, 2007 the Company repaid the remaining $316 million of its $417 million 364-day term facility that was due to mature in October 2007, using cash on hand.
EBITDA
Earnings from continuing operations before interest, taxes, depreciation and amortization, including amortization of inventory step-up charges (EBITDA), for the third quarter of 2007 totaled $156 million, compared to $132 million in the prior year period. For the first nine months of 2007, EBITDA totaled $487 million, compared to $400 million for the prior year period. Please see the reconciliation table at the end of this press release for the calculation of EBITDA.

2007 Financial Outlook
The Company expects adjusted earnings per fully diluted share for the fourth quarter ending December 31, 2007 to be in the range of approximately $0.73 - $0.83, bringing its full year adjusted earnings per fully diluted share to be in the range of approximately $3.10 - $3.20. The adjustments are discussed in the paragraph immediately below. The Company expects total revenues for 2007 to be in the range of $2.4 - $2.5 billion, including total product sales in the range of $2.3 - $2.4 billion. On the expense side, the Company expects R&D investment of approximately $250 - $255 million, and SG&A expenses to be approximately $740 - $760 million.
The Company’s adjusted guidance for the fourth quarter and full year ending December 31, 2007 excludes amortization costs associated with acquired products, charges related to the step-up of inventory acquired from PLIVA, contributions from operations that the Company anticipates divesting during 2007, incremental depreciation related to the step-up of PLIVA’s assets, the tax impact related to PLIVA’s U.S. net operating losses and stock-based compensation costs. The Company’s adjusted guidance also excludes the impact of potential patent challenge outcomes, other business development activities, and potential refinancing activities that may be completed by December 31, 2007.
Conference Call/Webcast
The Company will host a Conference Call at 8:30 AM Eastern time on Thursday, November 8th to discuss earnings results for the quarter and nine-month period ended September 30, 2007. The number to call from within the United States is: (866) 254-5941 and (651) 224-7558 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on November 8th through 11:59 PM Eastern time November 15th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 889111.
The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investors section, under Calendar of Events, on Barr’s website at www.barrlabs.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. A holding company, Barr operates through its principal subsidiaries Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d. The Barr group of companies markets more than 115 generic and 25 proprietary products in the U.S. and more than 1,200 products globally outside of the U.S.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment in the markets where we operate; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (such as PLIVA d.d.) and products we acquire and implementing our new SAP enterprise resource planning system; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through our PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our significantly increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; and other risks detailed in our SEC filings, including in our Transition Report on Form 10-K/T for the six months ended December 31, 2006.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product sales	$558,868	$300,881	$1,705,773	$914,021
Alliance and development revenue	31,996	31,489	93,540	96,858
Other revenue	10,521	—	32,576	—

Total revenues	601,385	332,370	1,831,889	1,010,879
Costs and expenses:
Cost of sales	267,331	89,578	844,664	295,413
Selling, general and administrative	190,332	88,695	557,185	271,155
Research and development	60,361	39,969	186,804	114,121
Write-off of acquired IPR&D	243	—	4,601	—

Earnings from operations	83,118	114,128	238,635	330,190
Interest income	8,462	6,782	27,201	16,729
Interest expense	38,914	1,090	122,481	1,546
Other income (expense), net	6,487	(42,865)	11,677	(25,104)

Earnings before income taxes and minority interest	59,153	76,955	155,032	320,269
Income tax expense	14,451	24,194	49,696	109,158
Minority interest	249	—	(1,662)	—

Net earnings from continuing operations	44,951	52,761	103,674	211,111
Discontinued operations
Loss from discontinued operations, net of taxes	(5,990)	—	(7,796)	—
Loss on sales of discontinued operations, net of taxes	(36)	—	(36)	—

Net earnings (loss) from discontinued operations, net of tax	(6,026)	—	(7,832)	—

Net earnings	$38,925	$52,761	$95,842	$211,111

Earnings per common share — diluted:
Earnings per common share — continuing operations	$0.41	$0.49	$0.95	$1.95
Loss per common share — discontinued operations	(0.05)	—	(0.07)	—

Net earnings per common share — diluted	$0.36	$0.49	$0.88	$1.95

Weighted average shares — diluted	108,852	108,061	108,584	108,187

Stock-based compensation expense:
Cost of sales	$2,212	$2,116	$6,723	$5,873
Selling, general and administrative	4,485	3,708	12,708	10,436
Research and development	1,250	1,300	3,948	4,013

Total stock-based compensation expense	$7,947	$7,124	$23,379	$20,322

	As of	As of
Select Balance Sheet Data	9/30/07	12/31/06

Cash & cash equivalents	$212,329	$231,975
Marketable securities -Current and long-term	290,564	682,692
Accounts receivable, net	473,261	511,136
Other receivables	69,215	67,461
Inventories, net	501,045	426,272
Accounts payable & accrued liabilities	398,346	408,769
Working capital	917,098	876,106
Total assets	4,669,982	4,961,862
Total debt	2,149,764	2,677,669
Shareholders’ equity	1,752,476	1,465,228

Reconciliation of Adjusted Earnings to GAAP Earnings; EBITDA
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing the supplemental financial information contained below to reflect (1) the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the three and nine months ended September 30, 2007, and (2) the calculation of EBITDA for each period presented.
Adjusted earnings per share and EBITDA are non-GAAP financial measures. The Company is providing this information, however, because it believes that such information is useful to both management and investors in that it facilitates analysis by both management and investors in evaluating the Company’s performance and trends. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.
Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in thousands, except per share amounts)

	Three Months Ended Sept 30, 2007						Three Months Ended Sept 30, 2006
						Adjusted				Adjusted
	GAAP	Adjustments				Earnings	GAAP	Adjustments		Earnings

Revenues:
Product sales	$558,868	—				$558,868	$300,881	$—		$300,881
Alliance and development revenue	31,996	—				31,996	31,489	—		31,489
Other revenue	10,521	—				10,521	—	—		—

Total revenues	601,385	—				601,385	332,370	—		332,370
Costs and expenses:
Cost of sales	267,331	(47,458	)(b),(c),(d)			219,873	89,578	(10,010	)(b),(d)	79,568
Selling, general and administrative	190,332	(12,630	)(b),(c),(d),(f)			177,702	88,695	(9,708	)(d),(g)	78,987
Research and development	60,361	(1,459	)(b),(c),(d)			58,902	39,969	(1,300	)(d)	38,669
Write-off of acquired IPR&D	243	(243	)(e)			—	—	—		—

Earnings from operations	83,118	61,790				144,908	114,128	21,018		135,146
Interest income	8,462	—				8,462	6,782	—		6,782
Interest expense	(38,914)	—				(38,914)	(1,090)	—		(1,090)
Other income (expense), net	6,487	—				6,487	(42,865)	42,389	(h)	(476)

Earnings before income taxes and minority interest	59,153	61,790		719		121,662	76,955	63,407		140,362
Income tax expense	14,451	25,255	(i)			39,706	24,194	22,509	(i)	46,703
Minority interest	(249)	44		14		(192)	—	—		—

Net earnings from continuing operations	44,951	36,491		705	(a)	82,148	52,761	40,898		93,659
Loss from discontinued operations, net of taxes	(6,026)	6,026	(j)			—	—	—		—

Net earnings	$38,925	$42,517		$705		$82,148	$52,761	$40,898		$93,659

Diluted
Earnings per common share — continuing operations	$0.41					$0.75	$0.49			$0.87
Earnings per common share — discontinued operations	$(0.05)					$—	$—			$—
Net earnings per common share — diluted	$0.36					$0.75	$0.49			$0.87
Weighted average shares — diluted	108,852					108,852	108,061			108,061

Summary Of Adjustment Items:

	Three Months Ended Sept 30,
	2007	2006

(a) Net loss from operations expected to be divested, net of minority interest	(705)	—
To account for losses associated with our non-core DDDI business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.

(b) Amortization and inventory step up adjustments:
Cost of sales	(40,661)	(7,894)
Selling, general and administrative	(391)	—
Research and development	(28)	—

Total	(41,080)	(7,894)

(c) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	(4,586)	—
Selling, general and administrative	(504)	—
Research and development	(180)	—

Total	(5,270)	-

(d) Stock option expense:
Cost of sales	(2,211)	(2,116)
Selling, general and administrative	(4,485)	(3,708)
Research and development	(1,251)	(1,300)

Total	(7,947)	(7,124)

(e) Write off of acquired IPR&D associated with additional PLIVA shares:
	(243)	-

(f) Estimated reserve for litigation charged to SG&A	(7,250)	-

(g) Litigation settelements — JMI	—	(6,000)

(h) Loss associated with derivatives used to hedge PLIVA acquisition price	—	(42,389)

(i) Adjustments to tax expense, including:
Tax impact of adjustments (a) — (h) above.	18,305	22,509
Tax (benefit) from recognition of acquired NOL	(2,625)	—
Impact of favorable change in German tax rate	9,575	—

Total	25,255	22,509

(j) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of discontinued operations
Accounted for as discontinued operations	6,026	-
EBITDA (from continuing operations) Calculation:

	Three Months Ended Sept 30,
	2007	2006

Earnings from operations	$83,118	$114,128
Depreciation	31,473	9,579
Amortization	40,631	7,894
Inventory step up	449	—

EBITDA	$155,671	$131,601

Barr Pharmaceuticals, Inc. Selected Adjusted Financial Data
(in thousands, except per share amounts)

	Nine Months Ended Sept 30, 2007						Nine Months Ended Sept 30, 2006
						Adjusted				Adjusted
	GAAP	Adjustments				Earnings	GAAP	Adjustments		Earnings

Revenues:
Product sales	$1,705,773	—				$1,705,773	$914,021	$—		$914,021
Alliance and development revenue	93,540	—				93,540	96,858	—		96,858
Other revenue	32,576	—				32,576	—	—		—
Total revenues	1,831,889	—				1,831,889	1,010,879	—		1,010,879
Costs and expenses:
Cost of sales	844,664	(173,484	)(b),(c),(d)			671,180	295,413	(47,362	)(b),(d)	248,051
Selling, general and administrative	557,185	(30,250	)(b),(c),(d),(f)			526,935	271,155	(38,936	)(d),(g)	232,219
Research and development	186,804	(4,463	)(b),(c),(d)			182,341	114,121	(4,013	)(d)	110,108
Write-off of acquired IPR&D	4,601	(4,601	)(e)			—	—	—		—

Earnings from operations	238,635	212,798				451,433	330,190	90,311		420,501
Interest income	27,201	—				27,201	16,729	—		16,729
Interest expense	(122,481)	—				(122,481)	1,546	—		1,546
Other income (expense), net	11,677	—				11,677	(25,104)	25,389	(h),(i)	285
Earnings before income taxes and minority interest	155,032	212,798		2,319		370,150	320,269	115,700		435,969

Income tax expense	49,696	61,264	(j)			110,960	109,158	41,579	(j)	150,737
Minority interest	1,662	283		49		1,994	—	—		—

Net earnings from continuing operations	103,674	151,251		2,270	(a)	257,195	211,111	74,121		285,232
Loss from discontinued operations, net of taxes	(7,832)	7,832	(k)			—	—	—		—

Net earnings	$95,842	$159,083		$2,270		$257,195	$211,111	$74,121		$285,232

Diluted
Earnings per common share — continuing operations	$0.95					$2.37	$1.95			$2.64
Earnings per common share — discontinued operations	$(0.07)					$—	$—			$—
Net earnings per common share — diluted	$0.88					$2.37	$1.95			$2.64
Weighted average shares — diluted	108,584					108,584	108,187			108,187

Summary Of Adjustment Items:

	Nine Months Ended Sept 30,
	2007	2006

(a) Net loss from operations expected to be divested, net of minority interest	(2,270)	—

To account for losses associated with our non-core DDDI business which is expected to be divested. The Company believes adjusting GAAP earnings for this loss will allow investors to better assess our ongoing activities.

(b) Amortization and inventory step up adjustments:
Cost of sales	(153,468)	(41,489)
Selling, general and administrative	(1,059)	—
Research and development	(68)	—

Total	(154,595)	(41,489)

(c) Incremental PLIVA Depreciation due to purchase accounting write up of fixed assets:
Cost of sales	(13,293)	—
Selling, general and administrative	(1,233)	—
Research and development	(447)	—

Total	(14,973)	—

(d) Stock option expense:
Cost of sales	(6,723)	(5,873)
Selling, general and administrative	(12,708)	(10,436)
Research and development	(3,948)	(4,013)

Total	(23,379)	(20,322)

(e) Write off of acquired IPR&D associated with additional PLIVA shares:
	(4,601)	—

(f) Estimated reserve for litigation charged to SG&A	(15,250)	—

(g) Litigation settlements — Invamed/JMI	—	(28,500)

(h) Unrealized gain on venture fund	—	6,700

(i) Loss associated with derivatives used to hedge PLIVA acquisition price	—	(32,089)

(j) Adjustments to tax expense, including:
Tax impact of adjustments (a) -(i) above.	59,464	41,579
Tax (benefit) from recognition of acquired NOL	(7,775)	—
Impact of favorable change in German tax rate	9,575	—

Total	61,264	41,579

(k) In order to provide investors and management a basis to evaluate the performance of the ongoing operations, adjusted earnings exclude the impact of discontinued operations
Accounted for as discontinued operations	7,832	—
EBITDA (from continuing operations) Calculation:

	Nine Months Ended Sept 30,
	2007	2006

Earnings from operations	$238,635	$330,190
Depreciation	94,277	28,462
Amortization	121,146	25,406
Inventory step up	33,207	16,083

EBITDA	$487,265	$400,141